Exhibit 10.91

Omnibus Incentive Plan
Caesars Entertainment Corporation

Effective as of November 14, 2012

Table of Contents

Article 1. Establishment, Purpose, and Duration    1

Article 2. Definitions    1

Article 3. Administration    3

Article 4. Eligibility and Participation    4

Article 5. Award Opportunity, Performance Goals, and Performance Period    4

Article 6. Employment and Participation    5

Article 7. Amendment and Termination    5

Article 8. Tax Withholding    5

Article 9. Successors    5

Article 10. Forfeiture Events    5

Article 11. Nature of the Plan    6

Article 12. Legal Construction    6

Article 13. Section 409A    7

Caesars Entertainment Corporation Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1    Establishment of the Plan. Caesars Entertainment Corporation, a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Caesars Entertainment Corporation Omnibus Incentive Plan” (hereinafter, and as hereafter amended from time to time in accordance herewith, referred to as the “Plan”), as set forth in this document. The Plan permits the payment of cash awards based upon the achievement of pre-defined goals established by the Committee.

The Plan shall become effective as of November 14, 2012 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof. For purposes of clarification, the terms of the Plan apply to Awards granted based on 2012 performance and the payouts thereof in 2013.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by providing Participants with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate of the Company and to improve the growth and profitability of the Company.

1.3    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect thereafter, subject to the right of the Committee to alter, amend, suspend, or terminate the Plan at any time and from time to time pursuant to Article 7 hereof.

1.4    Omnibus Nature of the Plan. Except as set forth in the following sentence, the provisions set forth in this Plan, including, but not limited to, the clawback provisions contained in Article 10 hereof, shall apply to all of the Company’s other compensation programs including, but not limited to, the compensation plans set forth on Exhibit A attached hereto, as such exhibit may be amended from time to time by the Committee (the “Other Compensation Programs”), but only to the extent that such Other Compensation Programs do not contain or otherwise provide for or conflict with such provisions. The provisions set forth in this Plan shall not apply to the 162(m) Plan or to the individuals governed by the
162(m) Plan. As used hereafter, the term “Plan” shall include Other Compensation Programs but specially excludes the 162(m) Plan.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

(a)
“Affiliate” means any individual or company which controls, is controlled by or is under common control with the party, where “control” means the power to control the composition of the board of directors of such party (whether by contract, corporate law or other means), the possession of more than half of the voting equity share capital of such party or the ability to consolidate such company’s financial statements with those of the party in accordance with generally accepted accounting principles.

(b)	“Award” means a grant under the Plan of an cash incentive Award Opportunity to be earned by and paid to a Participant pursuant to the terms of the Plan.

(c)    “Award Opportunity” or “Award Opportunities” means the Award or Awards that a
Participant can earn based upon the achievement of a preestablished performance goal or goals during a Performance Period as determined by the Committee and pursuant to the terms of the Plan.

(d)    “Board” means the Board of Directors of the Company or any committee appointed by the
Board to administer the Plan pursuant to Section 3.

(e)    “Change in Control” means the occurrence of any of the following events after January
28, 2008: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting securities of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than a Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of common stock representing more than 50% of the combined voting power of the Company entitled to vote generally in the election of directors; (iv) the replacement of a majority of the Board over a two–year period of the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; or (v) consummation of a merger, consolidation or other transaction involving the Company following which the Majority Stockholder does not hold capital stock or other securities of the surviving corporation (A) with voting power to elect a majority of the surviving entity’s board of directors or (B) representing at least 50% of the equity securities of the surviving entity.
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. (g)    “Committee” means the Human Resources Committee of the Board or such other
Committee appointed by the Board to administer the Plan with respect to grants of awards.

(h)    “Director” means any individual who is a member of the Board.

(i)
“Disability” shall mean (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(j)    “Employee” means any employee of the Company.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Majority Stockholder” means, collectively or individually as the context requires, TPG Capital, L.P., Apollo Global Management, LLC and/or their respective Affiliates.

(m)	“Participant” means an Employee who has been selected to participate in the Plan pursuant to Article 4 herein.

(n)
“Performance Goal” means one or more of the Company or individual goal or goals (whether quantitative or qualitative), which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company and of individual Employees for the purpose of determining whether, and to what extent, an Award will be payable under the Plan for the Performance Period. The Performance Goals applicable to each Participant in the Plan during any Performance Period, may be, but they do not have to be, the same.

(o)    “Performance Period” means each consecutive 12 month period commencing on January
1 of each year during the term of this Plan and coinciding with the Company’s fiscal year during which performance goals must be achieved for a Participant to earn an Award, as determined by the Committee.

(p)	“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(q)
“Retirement” means, with respect to any Participant, when used in connection with the termination of a Participant’s employment, a voluntary resignation of employment by the Participant that occurs on or after the first date on which the Participant has (i) attained at least the age of 50, and when added to his number of years of continuous service with the Company or its Affiliates (including any period of salary continuation), his age and years of service equals or exceed 65 or (ii) the date on which the Participant attains age 65.

Article 3. Administration

3.1    The Committee. The Plan shall be administered by the Committee. In the absence of a Committee, the Board shall function as the Committee for all purposes under the Plan, and to the extent that the Board so acts, references in the Plan to the Committee shall refer to the Board, as applicable.

3.2    Authority of the Committee. Except as limited by law or by the certificate of incorporation or bylaws of the Company, as each may be amended or amended and restated from time to time, and subject to the provisions herein, the Committee shall have full and absolute discretionary power to select Employees to participate in the Plan; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Article 7 herein, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations and take or omit to take all other actions which may be necessary or advisable in the Committee’s sole discretion for the administration of the Plan.

3.3    Decisions Binding. All interpretations, determinations, actions and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all individuals or entities, including the Company, Employees, Participants.

3.4    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the resolution providing such authorization sets forth the aggregate size of Awards such officer(s) may grant; and (ii) the officer(s) shall report periodically to the
Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Eligibility and Participation

4.1    Eligibility. An employee must be actively employed and deemed to be in “good standing” (as determined by Committee or by officers of the Company to whom the Committee has delegated such authority) to be eligible to participate in the Plan.

4.2    Committee Discretion. The Committee retains sole and absolute discretion to determine which Employees shall participate in the Plan during a Performance Period.

Article 5. Award Opportunity, Performance Goals, and Performance Period

5.1    Setting Award Opportunities. The Committee shall determine the duration of each Performance Period and set each Participant’s target Award opportunity with respect to a Performance Period. In addition, the Committee shall establish the Performance Goal(s) that must be achieved during a Performance Period for a Participant to earn and be paid his Award.

5.2    Earning Awards. Unless otherwise specified in an Other Compensation Program, Awards are based on a percentage of each Participant’s annual base salary for the Performance Period or such other criteria as the Committee may determine in its sole and absolute discretion. Subject to the terms of the Plan, an Award shall be earned by and paid to a Participant for a Performance Period based on the achievement of the Performance Goal or Performance Goals for such Performance Period or such other criteria as the Committee may determine in its sole and absolute discretion. The right to earn an Award by a Participant under the Plan shall not confer upon any other Participant or Employee or any future Participant or Employee a right to receive the same or similar benefits.

5.3    Form of Awards, Evidence of Awards and Timing of Payment of Awards. Subject to the approval of the Committee and unless otherwise set forth in an Other Compensation Program, payment of the Participant’s earned Award, if any, shall be made in cash, in a single lump sum. To receive payment of an Award, the Participant must have been continuously employed by the Company through the end of the Performance Period, and further through the actual payout date to receive any Award granted hereunder; provided, however, that in the discretion of the Committee or the Company’s Chief Executive Officer, Awards may be paid to Participants who have retired or to the designee or estate of a Participant who died during such Performance Period or prior to the actual payout date or to a Participant who has not been continuously employed by the Company through the end of the Performance Period, and further through the actual payout date. Notwithstanding the foregoing, there is no right of any Participant to receive any payment upon retirement, death or disability or other separation from employment, and such payment, if any, will be made at the sole discretion of the Committee or the Company’s Chief Executive Officer, as the case may be. Awards may be evidenced by an agreement in a form approved by the Committee.

5.4    Effect of Separation of Employment. Subject to the discretion of the Committee or the Company’s Chief Executive Officer as stated in Section 5.3 above, if the Participant is no longer employed prior to the actual payout date of any earned Award, then the Participant shall not be entitled to the payment of any Award hereunder.

5.5    Nontransferability. The right to receive payment of an Award hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void. Further, except as otherwise determined by the Committee or set forth herein, a Participant’srights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 6. Employment and Participation

6.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Participant and the Company.

6.2    Participation. No Employee shall have the right to be selected to be paid an Award under this Plan, or, having been so selected, to be paid an Award at a future date.

Article 7. Amendment and Termination

7.1    Amendment and Termination. The Committee may, at any time and from time to time, alter, modify, amend, suspend, or terminate the Plan in whole or in part.

7.2    Effect of Amendment or Termination. No alteration, modification, amendment, suspension or termination of the Plan may materially adversely effect any outstanding Award previously granted under the Plan without the prior written consent of the Participant holding such outstanding Award.

Article 8. Tax Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, foreign, state, and local taxes, as required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 9. Successors

All obligations of the Company under the Plan shall be binding on any successor to or assign of the Company, whether the existence of such successor or assign is the result of a direct or indirect purchase of, all or substantially of all of the business and/or assets of the Company, merger, consolidation, or otherwise, including a Change of Control.

Article 10. Forfeiture Events

10.1    Committee Discretion. The Committee may determine that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, separation of the Participant’s employment from the Company, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, or subsidiary, violation of Company, Affiliate, or subsidiary policies, breach or violation of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or subsidiary.

10.2    Clawback. Notwithstanding anything to the contrary contained herein, unless an Award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, which

10.2    Clawback. Notwithstanding anything to the contrary contained herein, unless an Award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, which reduces the amount payable or due in respect of an award under the Plan that would have been earned had the financial results been properly reported (as determined by the Committee) (i) the Award will be cancelled and (ii) the Participant will forfeit (A) the cash received or payable on the vesting, exercise or settlement of the Award and (B) the amount of the proceeds of the sale, gain or other value realized on the vesting or exercise of the Award acquired in respect of the Award (and the Participant may be required to return or pay such amount to the Corporation); (b) if, after a termination by a Participant from employment or services with the Company or its Affiliates, the Committee determines that the Company or any of its Affiliates had grounds to terminate such Participant for cause, then (i) any outstanding, vested or unvested, earned or unearned portion of an Award under the Plan that is held by such Participant may, at the Committee’s discretion, be canceled without payment therefor and (ii) the Committee, in its discretion, may require the Participant or other Person to whom any payment has been made or other property have been transferred in connection with the Award after the date of the conduct constituting cause, to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value (whether or not taxable) realized on the vesting, payment or settlement of any other Award during the period following the date of the conduct constituting cause; or (c) to the extent required by applicable law (including without limitation the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) and/or the rules and regulations of any U.S. national securities exchange or inter-dealer quotation system on which shares of the Company’s common stock are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), Awards under the Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Plan and all outstanding award agreements).

Article 11. Nature of the Plan

A Participant has the status of a general unsecured creditor of the Company. Nothing contained herein shall be deemed to create a trust or fund of any kind or create any fiduciary relationship. The Plan is intended to be an unfunded arrangement for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Article 12. Legal Construction

12.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

12.3    Requirements of Law. The grant of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national will securities exchanges as may be required.

12.4    Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

Article 13. Section 409A

Awards granted pursuant to the Plan are intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Plan causes the Award not to satisfy the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and penalties under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

EXHIBIT A

Annual Management Bonus Plan (including the functional area plans) Customer Service Jackpot
Corporate Staff Incentive Plan
Pay For Results
Total Return
Project Renewal Incentive Plan
Various host and sales incentive plans

Exhibit A to Omnibus Incentive Plan